Exhibit 99.1

Hope S. Taitz Joins Diamond Resorts Board of Directors

LAS VEGAS--(BUSINESS WIRE)--Aug. 16, 2013--The Board of Directors of Diamond Resorts International, Inc. (NYSE: DRII) announced the appointment of Hope S. Taitz as an independent director, effective today. Ms. Taitz's appointment expands the Board to nine directors. Ms. Taitz will be a member of the Compensation committee.
“Hope brings a wealth of knowledge and experience to our board. Her background will be of great value to both our shareholders and our people,” said David F. Palmer, President and CEO of Diamond Resorts International, Inc.
Hope S. Taitz is currently the Managing Partner of ELY Advisors. After graduating from the University of Pennsylvania, majoring in economics with a concentration in marketing, Ms. Taitz began her investment banking career first as a mergers and acquisitions analyst and then as an associate at Drexel Burnham Lambert. Ms. Taitz continued as a Vice President at The Argosy Group (now part of CIBC) and as a Managing Director at Crystal Asset Management, before founding her own money management firm, Catalyst Partners. Now acting as a consultant focused on the analyzing and investing in retail/consumer industries, Ms. Taitz sits on the board of Apollo Residential Mortgage, Inc., Athene Holding Ltd., Athene Annuity and Life Assurance Company, Athene Life Re Ltd. and Presidential Life Insurance Company.
She is also a founding executive member of Youth Renewal Fund and a current executive board member of Pencils of Promise, as well as of Girls Who Code. Ms. Taitz also acts as the Co-Chair of the Westchester division of the Secondary School Committee for the University of Pennsylvania and is a retired board member of the Byram Hills Education Foundation.

About Diamond Resorts International®
Diamond Resorts International®, with its network of more than 300 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.
Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 92 managed resorts, 210 affiliated properties and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.diamondresorts.com.

Media:
Diamond Resorts International®
Stevi Wara, 702-823-7069
Fax: 702-684-8705
media@diamondresorts.com
or

Investor:
Sloane & Company
Joshua Hochberg, 212-486-9500
Fax: 212-486-9094
jhochberg@sloanepr.com
or
Dan Zacchei, 212-446-1882
Fax: 212-486-9094